AMENDMENT NO. 4 TO
               AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                                                  as of February 23, 1996

WCI Steel, Inc.
1040 Pine Avenue, S.E.
Warren, Ohio 44482


Gentlemen:

     Congress Financial Corporation, a California corporation ("Congress") and Security Pacific Business Credit Inc., a Delaware corporation ("Security Pacific", and together with Congress, individually and collectively, "Lenders") and Congress Financial Corporation, as agent for Lenders (in such capacity, "Agent") have entered into financing arrangements with WC1 Steel, Inc., an Ohio corporation ("Borrower"), pursuant to which Agent on behalf of Lenders may make loans and advances and provide other financial accommodations to Borrower as set forth in the Amended and Restated Loan and Security Agreement, dated as of December 29, 1992, by and among Agent, Lenders and Borrower as amended and supplemented pursuant to Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of December 14, 1993, Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of July 13, 1994, and Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated as of March 28, 1995 (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement") and the other Financing Agreements (as such term is defined therein).

     Borrower has requested that each of Agent and Lenders enter into an amendment to the Loan Agreement and Lenders and Agent are willing to agree to such amendment subject to the terms and conditions contained herein. By this Amendment, Agent, Lenders and Borrower desire and intend to evidence such amendment.

     In consideration of the foregoing, and the respective agreements and covenants contained herein, the parties hereto agree as follows:

     1. Definitions. For purposes of this Amendment, unless otherwise defined herein, all terms used herein, shall have the respective meanings assigned to such terms in the Loan Agreement.

     2. Dividends. Section 7.7(b) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

"(b) Borrower may in any fiscal year commencing with the fiscal year of Borrower ending October 31, 1996 declare and pay dividends to its shareholders
(including dividends in respect of common and preferred stock) not to exceed, in any fiscal year, in the aggregate, an amount equal to: (i) fifty (50%) percent of the cumulative After-Tax Profits of Borrower (or if cumulative After-Tax Profits shall be a loss, minus one hundred (100%) percent of such loss) earned subsequent to October 31, 1995 and prior to the date of the declaration and payment occurs (treating such period as a single accounting period) minus (ii) the aggregate amount of all loans made by Borrower to Renco Group
(net of repayments and prepayments) in the then current fiscal year and still outstanding minus (iii) the aggregate amount of all management fees paid by Borrower to Renco Group in the then current fiscal year, other than the monthly management fees contemplated under section 7.6(b)(ii) above minus (iv) the aggregate amount of all monthly management fees paid by Borrower to Renco Group as contemplated under section 7.6(b)(ii) above in the preceding fiscal years commencing with the fiscal year ending October 31, 1996 minus (v) the aggregate amount of all dividends declared and paid by Borrower to its shareholders, all loans made by Borrower to Renco Group (net of repayments and prepayments) and still outstanding and all management fees paid by Borrower to Renco Group
(other than the monthly management fees contemplated under Section 7.6(b)(ii) above paid in the preceding years commencing with the fiscal year ending
October 31, 1996), in each case as paid in the preceding fiscal years commencing with the fiscal year ending October 31, 1996; provided, that, each of the following conditions is satisfied as of the date of the payment of each such dividends, as determined by Agent;
(A) no Event of Default, or act, event or condition, which with notice, passage of time or both would constitute an Event of Default exists or has occurred and is continuing or would exist or occur after giving effect to the declaration and payment of such dividend;
(B) there are sufficient legally available funds therefor; (C) at the time such dividends are to be paid, and after giving effect thereto, Borrower shall have Excess Availability of not less than $5,000,000;
and (D) Agent shall have received not less than ten
(10) days prior notice of the declaration and payment of any such dividend."

     3. Conditions Precedent. The effectiveness of the amendments to the Loan Agreement provided for herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner reasonably satisfactory to
Agent:

     (a) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; and

     (b) Agent shall have received an original of this Amendment, duly authorized, executed and delivered by Borrower, and Lenders.

     4. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall read and be construed as one agreement.

     5. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

     6. Governing Law. The requests and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

     7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

     8. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof singed by each of the parties hereto.

     Please indicate the acknowledgment and agreement of Borrower to the foregoing by signing in the space provided below.
The consent contained herein shall only be effective after the receipt by Agent of an original of this Amendment duly authorized, executed and delivered by Borrower and each of Lenders.

                                        Very truly yours,

                                        CONGRESS FINANCIAL CORPORATION,
                                        in its individual capacity and
                                        as agent

                                        By: /S/ LAURENCE S. FORTE

                                        Title:    VICE PRESIDENT

                                        SECURITY PACIFIC BUSINESS CREDIT INC.
                                        By: /S/ MICHAEL LEMISZKO

                                        Title:    VICE PRESIDENT

ACKNOWLEDGED AND AGREED:

WCI STEEL, INC.
By: /S/ BRET W. WISE

Title:  VICE PRESIDENT AND
        CHIEF FINANCIAL OFFICER